U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Filed pursuant to Section 13 or 15(d)

Of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 10, 2005

BIOVEST INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-11480	41-1412084
(Commission File Number)	(I.R.S. Employer Identification Number)

8500 Evergreen Blvd. NW

Minneapolis, MN 55433

(Address of Principal Executive Office) (Zip Code)

763-786-0302

(Registrant’s Telephone Number, Including Area Code)

540 Sylvan Avenue, Englewood Cliffs, NJ 07632

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Appointment of Director

On March 10, 2005, our Board of Directors appointed Mr. John Sitilides, 43, to serve as a Director and as a member of our Compensation Committee and the Governance and Nominating Committee of the Board. This appointment to the Board filled the vacancy on the Board that has existed since November 30, 2004. In 1998, Mr. Sitilides founded the Western Policy Center, a Washington D.C. based international relations institute conducting analysis of U.S. foreign and security policies in the eastern Mediterranean and southern Balkans. He has served in various capacities with the Western Policy Center, including directing all aspects of strategic planning, policy analysis, governmental and corporate relations, financial management and media communications. In December 2004, Mr. Sitilides was Executive Director of the Western Policy Center when it was merged into the Woodrow Wilson Center Southeast Europe Project, which conducts public affairs programming and professional research on geopolitical and functional issues and interests spanning the eastern Mediterranean, Balkan, Black Sea, Caucasus, Middle East, and northern African regions. He is currently the Chairman of the Board of Advisors of the Woodrow Wilson Center Southeast Europe Project. Mr. Sitilides received his Master’s Degree in International Affairs at the Columbia University School of International and Public Affairs in 1986, with specialization in International Security Policy, International Political Economy, and Western European Affairs, and his Bachelor’s Degree in Political Science from Queens College in 1983. The Board determined that Mr. Sitilides is an independent director in accordance with the Company’s current definition.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Not applicable

(b)	Not applicable

(c)	Exhibits: Not Applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BIOVEST INTERNATIONAL, INC.
(Registrant)

Date: March 16, 2005	/s/ James A. McNulty
James A. McNulty, CFO
Chief Financial Officer